Exhibit 99.1

Contact:	Mark Herr
News Media
(O): 212-770-3505
(C): 718-685-9348

Liz Werner
Investment Community
(O): 212-770-7074
AIG ANNOUNCES AGREEMENT WITH METLIFE TO PERMIT SALE
OF METLIFE EQUITY SECURITIES ACQUIRED BY AIG IN ALICO SALE
NEW YORK, March 1, 2011 — American International Group, Inc. (“AIG”) announced today that MetLife, Inc. (“MetLife”) has agreed to allow AIG to offer for sale the MetLife equity securities AIG received when it sold American Life Insurance Company (“ALICO”) to MetLife earlier than contemplated under the original terms of the sale.
This agreement will allow AIG, subject to market conditions, to sell the securities and use the proceeds to accelerate payments to the U.S. Department of the Treasury (“Treasury”) on Treasury’s preferred interest in the special purpose vehicle (“SPV”) through which AIG holds the MetLife securities. The expected proceeds also may allow AIG to reduce the balance due to the Treasury on its preferred interest in the SPV that holds AIG’s remaining interest in AIA Group Limited (“AIA”), depending on the value of the MetLife securities at the time of the sale.
“We appreciate MetLife’s agreement to permit the proposed sales,” said Robert S. Miller, AIG Chairman. “As a result, AIG expects to take another major step forward. Seven weeks ago, we repaid the Federal Reserve Bank of New York in full. These sales, if completed, would put the government closer to recouping its investment in AIG.”
AIG announced on March 8, 2010, that it had agreed to sell ALICO to MetLife for cash and MetLife equity securities. The sale closed on November 1, 2010, for total consideration of $16.2 billion (based on the closing price of MetLife common stock on October 29), comprising $7.2 billion in cash and the remainder in MetLife securities. The original terms of the sale required AIG to hold the securities for prescribed minimum holding periods of at least nine months from the date of closing.
AIG holds 78.2 million shares of MetLife common stock, MetLife preferred stock equivalent to 68.6 million shares of common stock, and MetLife equity units with a stated value of $3 billion that are ultimately convertible into at least 67.8 million shares of MetLife common stock.
Under the terms of the agreement announced today, MetLife will allow AIG to sell the common stock and equity units in underwritten public offerings. MetLife intends to purchase the preferred stock from AIG using the net proceeds of a concurrent primary offering of its common stock, subject to market conditions. The MetLife equity units are currently held in escrow to secure indemnification obligations that may be owed to MetLife under the agreements for the ALICO sale, and proceeds from the sale of the equity units will remain in escrow until released in accordance with the agreements.
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180 Maiden Lane • New York, NY 10038

AIG Announces Agreement with MetLife to Permit Sale of MetLife Equity Securities
Acquired by AIG in ALICO Sale
March 1, 2011 – Page two
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This press release is neither an offer to sell, nor a solicitation of an offer to buy, any securities of MetLife. The proposed offerings will be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus and prospectus supplement for the offerings may be obtained when available from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; Citi (Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York 11220; telephone (800) 831-9146; or email: batprospectusdepartment@citi.com); and Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010; telephone: 1-800-221-1037.
SPECIAL PURPOSE VEHICLES: Explanatory details
On December 1, 2009, AIG and the Federal Reserve Bank of New York (“FRBNY”) completed two transactions pursuant to which AIG transferred to the FRBNY noncontrolling, nonvoting, callable, preferred equity interests (“Preferred Interests”) in two newly-formed special purpose vehicles (“SPVs”) in exchange for a $25 billion reduction of the balance outstanding and the maximum credit available under the FRBNY Credit Facility. Each SPV had (directly or indirectly) as its only asset 100 percent of the common stock of an operating subsidiary (AIA in one case and ALICO in the other). The proceeds of the disposition of such assets are distributed to the Preferred Interests until the Preferred Interests’ redemption value has been paid. The redemption value of the Preferred Interests is the liquidation preference, which was $9 billion in the case of the ALICO SPV and $16 billion in the case of the AIA SPV, plus any undistributed preferred returns through the redemption date.
On September 30, 2010, AIG announced a recapitalization plan that included the orderly exit of the government’s interests in the AIA and ALICO SPVs. Under that plan, executed on January 14, 2011, AIG used a portion of the funds from the sale of AIA and ALICO and funds available under the Troubled Asset Relief Program to retire or purchase an equal amount of the Preferred Interests and transferred the unretired Preferred Interests to the Treasury. AIG also agreed it would apply proceeds from future asset monetizations, including the MetLife equity securities, to pay down the Preferred Interests. As of February 14, 2011, the combined balance of the Preferred Interests, including accrued preferred return, was $18.2 billion.
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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete any offering of the MetLife common stock or equity units, or that MetLife will be able to complete its primary offering of common stock, or if completed what the proceeds will be from any such offerings. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.
American International Group, Inc. is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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